Exhibit 99.1

MEDIA RELEASE

American Campus Communities Announces Joe Macchione Leaving Board of Directors

AUSTIN, Texas — March 20, 2012 — American Campus Communities, Inc. (NYSE:ACC), the nation's largest owner and manager of high-quality student housing properties, today announced Joseph M. Macchione declined to stand for re-election to the board of directors due to time demands of his business activities.  At the time of the Annual Meeting of Stockholders scheduled to be held on May 3, 2012, the size of the board will be reduced to six members, although the board may determine to add one or more additional members to the board in the future.

“Joe has been involved with American Campus since we acquired GMH Communities Trust in 2008 and has supported the company’s dramatic growth,” said Bill Bayless, American Campus CEO. “I will personally miss his expertise as a contributing member of our board.”

“All of the members of the board were very sorry to learn of Joe's decision,” said Dan Burck, American Campus board chairman. “We would like to sincerely thank Joe for his valuable contributions, support and sound advice as a key member of the board.  We wish Joe great success.”

Joe Macchione commented, “I am proud of how the company integrated GMH Communities and am grateful to have had the opportunity to participate in the company's growth and success, and work with one of the most energetic and committed management teams I have ever encountered.  I am truly going to miss my ongoing board involvement.”

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States.  The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 120 student housing properties containing approximately 74,900 beds.  Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 147 properties with approximately 97,800 beds.  Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Contact:
American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000
Investor Relations